Exhibit 99.1

MERCANTILE BANCORP TO DIVEST POSITION
 IN NORTHSTAR BANCSHARES

•          Expected to Result in $2.8 Million Gain on Transaction at Current Values

Quincy, IL, March 23, 2006 – Mercantile Bancorp, Inc. (AMEX: MBR) today announced it expects to receive cash and stock in Enterprise Financial Services Corp of Clayton, MO (“Enterprise”) valued at approximately $6.6 million for its 19.6 percent equity interest in NorthStar Bancshares, Inc. (“NorthStar”) of Liberty, MO.  NorthStar agreed on March 22, 2006, to sell to Enterprise in a merger transaction.

Mercantile said the cost basis of its investment in NorthStar is approximately $3.8 million as of December 31, 2005.  Upon closing of the merger, the company will record a gain of about $2.8 million.  The transaction, which is subject to regulatory and NorthStar shareholder approvals, is expected to close in the second or third quarter of 2006.

Mercantile noted that, when the merger of Enterprise and NorthStar is completed, it expects to receive value equal to approximately $29 for each of its 228,392 shares of NorthStar.  Of that amount, 20 percent of the purchase price will be paid in cash and the remaining 80 percent will be in Enterprise common stock.  Based on the March 20, 2006 closing price of Enterprise shares on the Nasdaq stock market of $26.99, Mercantile expects to receive approximately 196,300 Enterprise shares, it noted.  The company anticipates using the cash portion of the proceeds to reduce debt, make other investments or for general corporate purposes.

“The divestiture of our interest in NorthStar is the first instance in which we have had the opportunity to lock in a gain on one of our minority investments in other banks,” said Mercantile Bancorp Chairman, President and Chief Executive Officer, Dan S. Dugan.  “The transaction, when completed, should generate an annualized return on our investment of approximately 15 to 16 percent, a very satisfactory result.  At the same time, the shares of Enterprise we expect to receive should allow us to participate in the growth of a larger banking institution and provide the opportunity for still further gains.”

“Strategic investments in other banking institutions are an important part of our growth strategy, and our investment in NorthStar is one of several we have made.  Although together they represent a small fraction of our total capital, these investments provide us with opportunities beyond those available from our existing banking operations.  We have deliberately limited ourselves to investments in banking institutions, a business with which we are clearly very familiar,” Dugan added.

Dugan noted that Mercantile currently has investments in four other banking institutions which, in the aggregate, amount to only about 8.6 percent of the company’s total capital.  “These investments give us a number of alternative means to generate profits for our shareholders.  We can invest in attractive early-stage situations and then benefit by taking gains when available and strategically desirable.  Alternatively, when the situation merits, they give us the option of increasing our position over time and ultimately making the investment a permanent part of our Company of community banks.  We believe this is a responsible means of growing our company and providing value to shareholders beyond the levels that could be achieved through internal growth of our day-to-day operations, given the economic profile of our markets.  However, we do not envision a situation in which these investments would comprise a large percentage of our capital,” he said.

About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 6 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 5 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com.

This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

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